Liquidation Plan

                         Exhibit 3.3-B

     Medicare Supplement Pre-Standard Assumption Agreement

     The Medicare Supplement Pre-Standard Assumption Agreement is attached hereto and incorporated herein by reference.

             PRE-STANDARD ASSUMPTION AGREEMENT AMENDMENT

I.   RECITALS
A.   This is an amendment ("Amendment") to that certain
  "Assumption Reinsurance Agreement" dated March 12, 1999, between Statesman National Life Insurance Company (referred to therein and herein as "Statesman") and American Capitol Insurance Company (referred to therein and herein as "American Capitol" and "Reinsurer"), who are the parties to this Amendment, and who are sometimes referred to herein collectively as the "Parties." The effective date of this Amendment is June 1, 1999.

B. This Amendment is entered into in advance of the agreement by the Parties on a plan regarding Statesman ("Liquidation Plan") developed by the Parties along with Jose Montemayor, Commissioner of Insurance, Texas Department of Insurance ("TDI") in his capacity as Commissioner and as Receiver of Statesman ("Commissioner" and/or "Receiver" as appropriate), and Texas Imperial Life Insurance Company ("Texas Imperial"), the National Organization of Life and Health Insurance Guaranty Associations ("NOLHGA"), and the life and health insurance guaranty associations affected by the insolvency and liquidation of Statesman that elect to participate in the Liquidation Plan (the "Participating Guaranty Associations"). References are sometimes made herein to the Liquidation Plan for various purposes. The recitals from the Liquidation Plan are incorporated herein.

C.   The policies that are the subject of the Assumption
  Reinsurance Agreement and this Amendment are the same policies that are the subject of the Coinsurance Agreement which was entered into between the Parties hereto effective October 31, 1998, and is also identified in the Liquidation Plan.

NOW, THEREFORE, in consideration of the foregoing premises, and the covenants, promises and agreements set forth in this Amendment, the Parties agree as follows:

II.  DEFINITIONS

Unless otherwise specifically provided or the context so requires, the capitalized terms set forth in this Amendment
Agreement shall have the same meaning as set forth in Exhibit 2.1 to the Liquidation Plan and such definitions are incorporated by reference as if fully set forth herein.

III. AMENDMENT

This Amendment amends the above identified "Assumption Reinsurance Agreement" in the manner and to the extent set forth herein. If the event any provision or provisions contained herein is in conflict with, or is inconsistent with, any provision or provisions contained in the Assumption Reinsurance Agreement, the provision or provisions contained herein shall control, override, and supersede such conflicting or inconsistent provision or provisions contained in the Assumption Reinsurance Agreement.

IV.  ASSUMPTION OF THE STATESMAN PRE-STANDARD MEDICARE
     SUPPLEMENT POLICIES

  A.   Pre-Standard Medicare Supplement Policies

     1. Statesman. Subject to the terms and conditions of this Amendment, Statesman transfers, cedes and assigns to American Capitol as of June 1, 1999, the Pre-Standard Medicare Supplement Policies and all rights, privileges and prerogatives thereunder. The Pre-Standard Medicare Supplement Policies are reflected in
       Exhibit III.A.1. American Capitol shall have no liability for any obligations of Statesman, other than the Pre-Standard Medicare Supplement Policies.

     2. Assuming Insurer. Subject to the terms and conditions of this Amendment, American Capitol assumes as of 12:01 a.m. on June 1, 1999, the Pre-Standard Medicare Supplement Policies to the same extent and with the same effect as if American Capitol had issued the Pre-Standard Medicare Supplement Policies directly.

     3. Assumption Certificate. As soon as possible after June 1, 1999, American Capitol shall deliver an assumption certificate to policyholders of the Pre-Standard Medicare Supplement Policies substantially in the form of Exhibit III.A.3. and subject to the approval of the Commissioner and NOLHGA.

  B. Same Terms and Conditions. All Pre-Standard Medicare Supplement Policies assumed by American Capitol shall be subject in all respects to the same terms and conditions of the subject policies as issued by Statesman. Notwithstanding anything to the contrary herein contained, American Capitol does not assume, and shall not be liable for, any liabilities that are not based solely on the terms and provisions of the Pre-Standard Medicare Supplement Policies. American Capitol shall accept and assume the Pre-Standard Medicare Supplement Policies subject to all defenses, set-offs and counterclaims to which Statesman would be entitled with respect to such Pre-Standard Medicare Supplement Policies. It is expressly understood and agreed by the parties that no such defenses, set-offs or counterclaims are waived by the execution of the Assumption Reinsurance Agreement or this Amendment, the Liquidation Plan or by the consummation of any related transactions, and that on June 1, 1999, American Capitol shall be fully subrogated to all such defenses, set-offs and counterclaims (all of which defenses, set-offs and counterclaims may also be asserted by Statesman with respect to any claims that may be asserted against it).

  C. Assignment of Rights. Statesman hereby assigns to American Capitol all of its privileges and prerogatives contained within or related to the Pre-Standard Medicare Supplement Policies, including, but not limited to, all defenses, including contestability based upon material misstatements in the applications for such Pre-Standard Medicare Supplement Policies, set-offs and counterclaims to which Statesman would be entitled with respect to such Pre-Standard Medicare Supplement Policies.

  D. Reinstatement. American Capitol agrees to reinstate any Pre-Standard Medicare Supplement Policy which on June 1, 1999, by its terms was entitled to reinstatement, provided that all requirements necessary to procure reinstatement of such a policy under its terms are fulfilled to the satisfaction of American Capitol. Upon such reinstatement of any such lapsed policy, it shall for all purposes be treated as if it has been in force from the date on which it lapsed, except that it shall be subject to all the terms and conditions of the Assumption Reinsurance Agreement and this Amendment as may be pertinent to the class of policy in which it was or should have been included.

  E. Errors and Omissions. Inadvertent errors or omissions shall not relieve any party from liability provided that the error or omission is rectified as soon as practicable after discovery. Upon discovery of an error or omission, the party discovering the error or omission shall notify any other parties affected by the error or omission. All parties agree to cooperate and work together, in good faith, to resolve any problems or losses caused by any such error or omission. Such good faith cooperation may include, but is not limited to, assumption of Statesman policies, transfer of assets and complete documentation of the error or omission.

V.   CLOSING.

The Closing Date of the Assumption Reinsurance Agreement and this
Amendment shall take place upon execution of this Amendment by the parties hereto.

VI.  DISPUTES

To the extent that disputes or disagreements exist regarding the final accounting and/or audits thereof, and the parties are unable to resolve those disputes, the disputes shall be resolved by means of the Accounting Procedure as specified in the Liquidation Plan.

VII. PREMIUMS AND OTHER RECEIPTS

  A. The parties acknowledge that the settlements required to be made by and between the parties to the Coinsurance Agreement have been made through May, 1999, which fact is also reflected in the "Settlement Agreement" to which American Capitol and Statesman are parties as set forth in the Liquidation Plan.

  B.   All policyholder payments related to the Pre-Standard
     Medicare Supplement Policies for periods on or after June 1, 1999, shall be the sole property of American Capitol. All policyholder payments related to the Pre-Standard Medicare
     Supplement Policies for periods before June 1, 1999, shall be the sole property of Statesman.

  C. All money, checks, drafts, money orders, postal notes, and other instruments received on or after June 1, 1999, for premiums on the Pre-Standard Medicare Supplement Policies which are the sole property of American Capitol shall be forthwith transferred and delivered to American Capitol and any such instruments, when so delivered, shall bear all endorsements required to effect the transfer of same to American Capitol. As of and following June 1, 1999, American Capitol shall have all the rights of Statesman under outstanding bank draft authorizations from policyholders which authorized Statesman to draw on the policyholder's account to automatically withhold from policyholder's accounts and transmit to Statesman funds to apply to premium on the Pre-Standard Medicare Supplement Policies. So far as permitted by the laws of the applicable states, American Capitol, as part of the Assumption Reinsurance Agreement and this Amendment, American Capitol assumes the guaranty obligations of Statesman, if any, with respect to such bank drafts authorizations outstanding on June 1, 1999. American Capitol shall have the right and authority to collect for the account of American Capitol all receivables and other items which shall be transferred by Statesman to American Capitol and to endorse without recourse and without warranties of any kind the name of Statesman on any checks or the evidences of indebtedness received by American Capitol on account of any such receivables or other items.

VIII.RECORDS

  A. Statesman agrees to transfer, assign, deliver and convey to American Capitol, subject to the terms set forth in the Amendment, all files and records related to the Pre-Standard Medicare Supplement Policies in its possession or under its control. American Capitol agrees that after such delivery, Statesman shall be entitled, at any reasonable time and at its expense, to inspect, audit and copy any and all such records and files of American Capitol and all other records and files of American Capitol relating to the Pre-Standard Medicare Supplement Policies.

  B. Any and all correspondence, premiums, records or documents coming into the possession of Statesman on or after June 1, 1999, directly pertaining to any Pre-Standard Medicare Supplement Policies shall be promptly delivered to American Capitol by Statesman, without charge to American Capitol.

IX.  RESERVES

The parties acknowledge that assets equal to the reserve liability relating to the Pre-Standard Medicare Supplement Policies have already been settled between the parties, and no transfer of funds or assets are involved in the change of the reinsurance from coinsurance pursuant to the Coinsurance Agreement to the Assumption Reinsurance Agreement and this Amendment.

X.   JURISDITION AND ACCOUNTING PROCEDURE

The provisions and requirements related to jurisdiction and the Accounting Procedure from the Liquidation Plan apply to this Amendment and are incorporated herein by reference.

XI.  NOTICE

The provisions and requirements related to notice from the Liquidation Plan apply to this Amendment and are incorporated herein by reference.

XII. GENERAL PROVISIONS

The general provisions from the Liquidation Plan apply to this Amendment and are incorporated herein by reference. Specifically, and without limitation of the foregoing, the obligations of the Receiver regarding the Assumed Policies as set forth in Sections
4.4.3 and 4.4.4 of the Liquidation Plan shall apply as well to the Pre-Standard Medicare Supplement Policies the same as if "Assumed Policies" were to read "Assumed Policies and the Pre-Standard Medicare Supplement Policies heretofore assumed by American Capitol from Statesman."

IN WITNESS WHREOF, this Amendment has been executed on the day and year subscribed.

AMERICAN CAPITOL INSURANCE COMPANY

By:  /s/William F. Guest                Date: June 1, 1999
     -------------------------------
     William F. Guest, Chairman

STATESMAN NATIONAL LIFE INSURANCE COMPANY

By:  /s/John D. Cornett, President      Date: June 1, 1999
     -------------------------------
     John D. Cornett, President